Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

CONTACT: David E. Castaneda

INVESTOR & MEDIA RELATIONS

1-888-948-2036

E-mail: LNG@MDCGroup.com

Cheniere Energy Adjourns Special Meeting of Stockholders until January 29, 2004

HOUSTON—January 15, 2004—Cheniere Energy, Inc. (AMEX: LNG) announced the adjournment of its special meeting of stockholders to consider proposals to amend its charter and adopt a stock incentive plan until January 29, 2004, at 10:00 a.m. The adjournment was necessary due to a lack of a quorum and will provide stockholders with additional time to consider the proposals.

The reconvened meeting will be held on January 29, 2004, at Three Allen Center, 333 Clay Street, Suite 3400, Houston, Texas.

It is not necessary for stockholders who have already voted by proxy to take any further action if they do not wish to change their votes. All additional stockholders as of the original record date of November 25, 2003, will be entitled to vote by proxy or in person at the reconvened meeting.

Stockholders with questions on how to vote their shares can contact the Company’s proxy solicitor, The Altman Group, Inc. at (800) 217-0538 (toll free) or (201) 460-1200 (call collect) or via email at info@altmangroup.com. The definitive proxy materials are also available on the Securities and Exchange Commission’s web site at www.sec.gov or on the Company’s web site at www.cheniere.com.

Cheniere Energy, Inc. is a Houston-based developer of LNG receiving terminals and a Gulf of Mexico E&P company. Cheniere is a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere is also developing two additional Gulf Coast LNG receiving terminals in Sabine Pass, LA and Corpus Christi, TX. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere owns 9% of Gryphon Exploration Company, of which Warburg, Pincus Equity Partners, L.P. owns 91%.

Additional information about Cheniere Energy, Inc., including the proxy materials previously transmitted to stockholders, may be found on its website at www.cheniere.com, by contacting the company’s investor and media relations department toll-free at (888) 948-2036 or by writing to: LNG@MDCGroup.com.